EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Dow Chemical Company of our reports dated February 9,  2005 relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for goodwill to conform to Statement of Financial Accounting Standards (² SFAS² ) Nos. 141 and 142 and a change in the method of accounting for stock-based compensation to conform to SFAS No. 123 for new grants of equity instruments to employees) of The Dow Chemical Company, and relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2004.

We also consent to the reference to us under the heading ²Item 3. Incorporation of Documents by Reference² in this Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Midland, Michigan
February 18, 2005